Exhibit (a)(5)(4)

                                    Contacts: Alloy, Inc.:
                                              Sam Gradess
                                              Chief Financial Officer
                                              212/244-4307

                                              Alloy, Inc. Investor Relations:
                                              A.J. Goodman PR21,
                                              Inc. 212/299-8888

                                              dELiA*s Corp:
                                              Evan Guillemin
                                              Chief Operating Officer
                                              212/590-6202


                ALLOY AND DELIA*S SATISFY ANTITRUST CONDITION FOR
                             ACQUISITION OF DELIA*S


NEW YORK, NY - AUGUST 26, 2003 - Alloy, Inc. (Nasdaq:ALOY) and dELiA*s Corp. (Nasdaq:DLIA) today announced jointly that on August 25, 2003, the Federal Trade Commission granted early termination of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with Alloy's proposed acquisition of dELiA*s. As previously announced, on August 6, 2003 Alloy commenced a cash tender offer to purchase all of the outstanding shares of Class A common stock of dELiA*s for $0.928 per share, which is to be followed by a cash merger at the same per share price, for a total purchase price of approximately $50 million. The tender offer is expected to be consummated promptly after the expiration of the offer at midnight on September 3, 2003, unless extended.

ABOUT ALLOY

Alloy, Inc. is a media, marketing services and direct marketing company targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy's convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month. Through Alloy's 360 Youth media and marketing services unit, marketers can connect with the Generation Y audience through a host of advertising and marketing programs incorporating Alloy's media and marketing assets such as direct mail catalogs, magazines, college and high school newspapers, Web sites, school-based media boards, college guides, and sponsored on- and off-campus events. Alloy generates revenue from its broad reach in the Generation Y community by providing marketers advertising and marketing services through 360 Youth and by selling apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, Web sites and magazines. For further information regarding Alloy, please visit our Web site (www.alloyinc.com) and click on the "Corporate" tab. Information on 360 Youth's advertising and marketing services can be found at www.360youth.com.

ABOUT DELIA*S

dELiA*s Corp. is a multi-channel retailer that markets apparel, accessories and home furnishings to teenage girls and young women. The company reaches its customers through the dELiA*s catalog, www.dELiAs.cOm and 63 dELiA*s retail stores.

This  announcement  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on current expectations, including statements regarding the timing of the tender offer. These forward-looking statements are based upon management's current beliefs or expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies and third-party approvals, many of which are beyond our control. The satisfaction of the other conditions specified in the acquisition agreement between the parties, among others, remains a condition to completing the tender offer and could cause actual results and timing of the tender offer to differ materially from those described in the forward-looking statements.

This press release is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of dELiA*s. dELiA*s stockholders are advised to read the tender offer statement on Schedule TO filed with the Securities and Exchange Commission by Alloy and the solicitation/recommendation statement on Schedule 14D-9 filed be dELiA*s, regarding the tender offer. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement contain important information which should be read carefully before any decision is made with respect to the tender offer. dELiA*s stockholders may obtain a free copy of the tender offer statement and the solicitation/recommendation statement when they are available and copies of other documents filed by Alloy and dELiA*s with the SEC at the SEC's Web site at http://www.sec.gov/. The tender offer statement and the solicitation/recommendation statement and all related documents may also be obtained by dELiA*s stockholders without cost to them from Alloy or dELiA*s, by directing a request to Alloy, Inc., Investor Relations, 151 W. 26th Street, 11th Floor, New York, New York 10001 (tel: 212-244-4307) or to dELiA*s Corp., Investor Relations, 435 Hudson Street, New York, New York 10014 (tel:
212-807-9060).

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